SCHEDULE 1

This addendum updates the March 3, 2022 Subadvisory agreement with the names of the first 3 funds and adds the names of the next 3 that are being filed in May 2022:

NightShares 500 Fund

NightShares 100 Fund

NightShares 2000 Fund

NightShares 500 1x/1.5 ETF

NightShares 100 1x/1.5x ETF

NightShares Covered Call ETF

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers as of the date first mentioned above.

AlphaTrAI Funds, Inc. By:

/s/ Bruce Lavine

Name: Bruce Lavine

Title: Chief Executive Officer

Exchange Traded Concepts, LLC

By: /s/ Garrett Stevens

Name: Garrett Stevens

Title: Chief Executive Officer